Exhibit 10.22

OLYMPIC STEEL, INC.

C-SUITE LONG-TERM INCENTIVE PLAN

Effective: January 1, 2022

TABLE OF CONTENTS

ARTICLE 1 – Overview	1
ARTICLE 2 – Stock Incentive	2
APPENDIX A	6
APPENDIX B	7

ARTICLE 1 – OVERVIEW

Adoption of Plan; Relation to Omnibus Plan; Administration

Olympic Steel, Inc. has adopted the Olympic Steel, Inc. C-Suite Long-Term Incentive Plan (the “Plan”) on the terms set forth herein.

The Plan operates under and is subject to the Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan, as may be amended from time-to-time, (the “Omnibus Plan”). Words and phrases used herein with capital letters that are defined in the Omnibus Plan are used herein as so defined.

The Restricted Stock Units that may be granted under Article 2 of the Plan constitute Restricted Share Unit Awards under Article 8 of the Omnibus Plan. The Performance Stock Units that may be granted under Article 2 of the Plan constitute Performance Share Awards under Article 9 of the Omnibus Plan.

The Plan shall be administered pursuant to Article 2 of the Omnibus Plan.

Eligibility

As of the effective date, the Plan is available to the Chief Executive Officer (CEO), the Chief Operating Officer (COO), the President, and the Chief Financial Officer (CFO) (as determined by the Committee or its delegee) of Olympic Steel, Inc. (the “Company” or “Olympic Steel”). Notwithstanding the foregoing, additional future participants may become eligible as determined by the Committee or its delegee. Notwithstanding the foregoing, no participant under the Plan shall have any rights to any of the Awards described herein unless and until definitive Award Agreements are issued pursuant to the terms of the Omnibus Plan.

Effective Date

The Plan is effective January 1, 2022 and runs annually from January 1 to December 31 of each year, with a grant contemplated at the beginning of each year. The Plan may be changed, amended, suspended or terminated by the Committee and the Board of Directors; provided, however, that no amendment of the Plan will adversely affect any Award previously granted hereunder unless agreed to in writing by the Company and the recipient of such Award.

ARTICLE 2 – STOCK AND CASH INCENTIVE

Annual Grant -Restricted Stock Units, Performance Stock Units and Cash Incentives:

In each calendar year, the Committee may award eligible participants a long-term incentive of both a Restricted Stock Unit (“RSU”) grant and a Performance Stock Unit (“PSU”) grant pursuant to the Omnibus Plan, with such terms and conditions as set forth in this Plan. The date upon which any RSU or PSU is granted is referred to herein as the “RSU Grant Date” or “PSU Grant Date” respectively. Additionally, the Committee may offer a long-term cash incentive (“Cash Incentive”) to supplement both the RSU and PSU grants in order to arrive at the Total Long-Term Award Target, as identified on Appendix A. The Total Long-Term Award Target will be identified and communicated to the participants by the Committee on an annual basis. The Cash Incentive will be service-based, and performance-based and shall be split equally between the service and performance metrics, as outlined on Appendix A. The performance-based Cash Incentive will be calculated in the same fashion as the PSU, as outlined in Appendix B. An example of an annual grant can be found in Appendix A.

Notwithstanding the forgoing, if the Company’s stock value on the date of the RSU Grant Date and PSU Grant Date is sufficient to meet the Total Long Term Award Target, no Cash Incentive will be awarded to the participant.

In order to receive an annual grant of the RSUs, PSUs and, if applicable, the Cash Incentive, the participant must be employed by the Company on the applicable grant date.

The PSUs will vest if certain performance thresholds are met, as outlined in Appendix B.

Vesting

Except in the situations provided below, each RSU Award and service-based Cash Incentive under this Plan shall vest on the date that is 3 years after the RSU Grant Date, subject to the eligible participant remaining employed by the Company through such time. Each vested RSU will convert into the right to receive one share of Olympic Steel common stock and shall be delivered to the participant as provided for below, except as may otherwise be set forth in the applicable Award Agreement. The value of the service-based Cash Incentive will not change.

Except in the situations provided below, each PSU Award and performance-based Cash Incentive under this Plan shall vest on the date that is 3 years after the PSU Grant Date, subject to the eligible participant remaining employed by the Company through such time and the applicable performance goals being satisfied at least at the threshold level. Each vested PSU will convert into the right to receive one share of Olympic Steel common stock and shall be delivered to the participant as provided for below, except as may otherwise be set forth in the applicable Award Agreement. The value of the PSU Award and performance-based Incentive is subject to the performance grid found in Appendix B as may be adjusted for the applicable year in which the Award is granted and set forth in the applicable Award Agreement. The Cash Incentive will be paid as provided for below.

The date that is 3 years following the RSU Grant Date, PSU Grant Date, or date that the Cash Incentive is granted, as applicable, is referred to herein as the “Vesting Date.”

Conversion and Pro-Ration:

In the event of the participant’s “separation from service” due to retirement at age 62 or later, death or Disability prior to applicable the vesting date, the amount of the RSU, PSU and the Cash Incentive that shall automatically vest upon such “separation from service” shall be pro-rated based on the number of days remaining until the original Vesting Date, provided, however, that for Awards that are subject to performance goals, such pro-rated amounts shall only fully vest to the extent that the applicable performance goals are ultimately satisfied. For example, assume a participant is awarded 3,000 RSUs and 3,000 PSUs and a Cash Incentive of $180,000 on January 1, 2022, the vesting date is January 1, 2025, and the participant retires on January 1, 2024. In this event (i) the participant would vest in 2,000 RSUs (3,000 x (2/3) = 2,000) as of the date of retirement, 2,000 PSUs (3,000 x (2/3) = 2,000) would have an opportunity to vest based upon the level at which the performance goals are ultimately satisfied at the end of the applicable performance period (potentially up to 150% or 3,000 PSUs in total based upon the level at which the applicable performance goals are ultimately satisfied), (iii) $60,000 in respect of the time-based Cash Incentive ($180,000 x ½ that is time-based x (2/3) = $60,000) of the Cash Incentive would vest as of the date of retirement, and (iv) up to $90,000 of the performance-based Cash Incentive ($180,000 x ½ that is performance-based x (2/3) x the applicable performance multiplier of up to 150%) could vest based upon the level at which the performance goals are ultimately satisfied.

Except as otherwise provided herein, participants whose employment with the Company terminates for any reason other than as expressly set forth herein, will forfeit the unvested RSUs, PSUs, and the Cash Incentive. Furthermore, to the extent that any PSU or performance-based Cash Incentive does not satisfy the performance conditions as of the end of the applicable performance period, such Awards shall immediately expire at the end of the performance period.

Change-in-control:

In the event a change-in-control (as defined in the “Miscellaneous” section below) of the Company occurs, the acquiring, surviving or successor or other entity in such change-in-control may replace an outstanding Award that is not yet vested as of the date of the change-in-control with an equity award that preserves the existing value of the unvested portion of the Award and has terms and conditions (including the schedule by which such Award vests or the restrictions lapse) that are at least as favorable to the participant as the terms and conditions in effect immediately prior to the change-in-control (a “Replacement Award”). A Replacement Award granted in replacement of an outstanding unvested PSU or outstanding unvested performance-based Cash Incentive shall be deemed a Replacement Award under the Plan only if (i) it is subject to time-based vesting and (ii) its value is determined at the target level of the performance goals applicable to the outstanding unvested Award it replaces.

All Replacement Awards will remain outstanding following the change-in-control in accordance with their terms, provided that if a participant’s employment is terminated by the Company without “cause” or by the participant for “good reason” (each, as defined in the participant’s Management Retention Agreement with the Company, and each, a “Qualifying Termination”), during the one year period following such change-in-control, such Replacement Awards shall become fully vested. For the avoidance of doubt, the Replacement Award shall continue to have the same settlement or payment date as provided in its original grant.

If a Replacement Award is not provided in respect of an outstanding unvested Award in the event of a change-in-control, then the outstanding Award shall become immediately vested (with any performance goals deemed satisfied at the target level of achievement) upon the change-in-control.

Notwithstanding any of the foregoing, an Award Agreement may provide for different treatment of Awards in the event of a change-in-control.

Settlement of RSUs, PSUs and Cash Incentive

One share of Olympic Steel common stock will be delivered for each RSU or PSU on the first to occur of the following events, to the extent that such RSU or PSU is vested as of such time:

●	Within 90 days after the Vesting Date.

●

Subject to the pro-ration provision above, Olympic Steel common stock attributable to RSUs and PSUs that are vested at the time of the participant’s “separation from service” shall be delivered to the participant within 90 days after the “separation from service.”

●

Olympic Steel common stock attributable to RSUs and PSUs that are vested or become vested at the time of a change-in-control shall be delivered to the participant within 30 days following the change-in-control. If a participant is age 62 or older at the time of the change-in-control and is eligible for the retirement, an amount of the RSU or PSU, pro-rated based on the number of days remaining until the Vesting Date, determined in the same manner as if such participant retired upon the change-in-control, shall be considered “vested” for purposes of this paragraph upon such change-in-control.

The Cash Incentive will be delivered on the first to occur of the following events, to the extent vested as of such time:

●	Within 90 days after the Vesting Date.

●

Subject to the pro-ration provision above, the Cash Incentive that is vested at the time of the participant’s “separation from service” shall be delivered to the participant within 90 days after the “separation from service.”

●

The Cash Incentive that is vested or becomes vested at the time of a change-in-control shall be delivered to the participant within 30 days following the change-in-control. If a participant is age 62 or older at the time of the change-in-control and is eligible for the retirement treatment described above, an amount of the Cash Incentive, pro-rated based on the number of days remaining until the Vesting Date, determined in the same manner as if such participant retired upon the change-in-control, shall be considered “vested” for purposes of this paragraph upon such change-in-control.

Withholding Taxes

Withholding Generally. Whenever Olympic Steel common stock is to be issued in satisfaction of an Award granted under this Plan or a tax event occurs, the participant may remit to the Company, an amount sufficient to satisfy applicable U.S. federal, state, local and international tax or any other tax or social insurance liability (the “Tax-Related Items”) required to be withheld from the participant prior to the delivery of the Olympic stock pursuant to settlement of any RSU Award or PSU Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items. Unless otherwise determined by the Committee, the Fair Market Value of the Olympic Steel common stock will be determined as of the date that the taxes are required to be withheld and such Olympic Steel common stock will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Olympic Steel common stock as of the previous trading day.

Stock Withholding. The participant, as permitted by applicable law, may satisfy such Tax-Related Items legally due from the participant, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or, with approval of the Committee, Olympic Steel common stock having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) with approval of the Committee, delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items to be withheld or (d) withholding from the proceeds of the sale of otherwise deliverable Olympic Steel common stock acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to (but not in excess of) the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.

Miscellaneous Provisions

●	RSUs are not eligible to receive dividends or dividend equivalents.

●	PSUs are not eligible to receive dividends or dividend equivalents.

●

Nothing in this Plan or in any agreement entered into pursuant to this Plan shall confer upon any participant the right to continue in the employment of Olympic Steel or affect any right which Olympic Steel may have to terminate the employment of the participant.

●

A change-in-control is defined as an event which results in a Change of Control within the meaning of the Omnibus Plan and also results in a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of the Company, within the meaning of Treasury Regulation §1.409A-3(i)(5)).

●

The Plan may be changed, amended, suspended or terminated at any time by the Board of Directors. However, any changes or amendments shall not have a discretionary impact on the payment of incentives as governed by Section 409A or affect any Award previously granted under this Plan. It is intended that this Plan and the payments hereunder either be exempt from, or comply with, Section 409A and this Plan shall be so construed and administered. In the event that the Company reasonably determines that any compensation payable under this Plan may be subject to taxation under Section 409A, the Company shall have the authority to adopt, prospectively or retroactively, such amendments to this Plan or to take any other actions it determines necessary or appropriate to (a) exempt all or any portion of the compensation payable under this Plan from Section 409A or (b) comply with the requirements of Section 409A. In no event, however, shall this provision or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments pursuant to, this Plan, and the Company shall have no responsibility for tax consequences to participant (or his or her beneficiary) resulting from the terms or operation of this Plan. For purposes of Section 409A, the payments hereunder are intended to constitute the right to a series of separate payments.

●

As used in this Plan, the term “termination of employment” shall refer to events which constitute a “separation of service” as defined in Treasury Regulation §1.409A-1(h) and means the participant’s “separation from service” with the Company and all members of the controlled group (within the meaning of Treasury Regulation §1.409A-1(g)), for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months or the period for which the Employee’s right to reemployment is provided either by statute or by contract). “Separation from service” also means the permanent decrease in the participant’s service for the Company and all controlled group members to a level that is no more than 20% of its prior level. For this purpose, whether a “separation of service” has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the participant after a certain date or that the level of bona fide services the participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the participant has been providing services less than 36 months).

●

Notwithstanding any other provision of this Plan or any Award Agreement, and solely to the extent that any payment under an Award issued pursuant to this Plan is not exempt from the requirements of Section 409A, if the participant is a “specified employee” for purposes of Section 409A, all payments under an Award issued pursuant to this Plan that would otherwise be paid or provided during the first 6 months following such “separation from service” (other than payments exempted under Section 409A) shall be accumulated through and paid or provided within 30 days following the 6 month anniversary of such “separation from service” to the extent required by Section 409A. Notwithstanding the foregoing, payments delayed pursuant to this paragraph shall commence as soon as practicable following the date of death of the participant prior to the end of the 6 month period but in no event later than 60 days following the date of death. Any provision or provisions in this Plan or any Award Agreement that provide that such non-exempt payments are to be made prior to the earlier of the expiration of the six-month delay period or death are of no effect and the Award Agreement shall be construed and enforced as if such provision had not been included.

APPENDIX A

Sample Annual Grant

APPENDIX B

In order to receive an annual PSU grant or the performance-based component of the Cash Incentive, the Company must achieve a minimum level of performance during the 3 year performance period running from the PSU Grant Date through the Vesting Date. The following describes the performance thresholds and corresponding payout levels that apply to each award, subject to annual Committee approval:

Annual PSU Grant (performance based)

Performance Based Cash Incentive

	Threshold	Target	Maximum
ROA*	5%	7.5%	10% or greater
Payout % PSU Grant & Performance Based Cash Incentive**	50%	100%	150%

*ROA defined as EBITDA / (Average A/R, Inventory & PP&E), as determined by the Committee

** Payout % for performance in between levels will be interpolated, and there is no payout for performance that doesn’t meet the Threshold performance level.

Exceptions to the above schedule can be made for start-up, turnaround or other situations, as determined by the Committee.